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Harley-Davidson, Inc. 3700 W. Juneau Ave., P.O. Box 653, Milwaukee WI 53201

NEWS

FOR IMMEDIATE RELEASE

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Kathleen Lawler (414) 343-4587

BLEUSTEIN TO RETIRE AS HARLEY-DAVIDSON CEO;
WILL REMAIN CHAIRMAN

MILWAUKEE, Dec. 9, 2004 — Harley-Davidson, Inc. announced today that Jeffrey L. Bleustein, 65, has decided to retire as Chief Executive Officer, effective April 30, 2005. Mr. Bleustein will continue as Chairman of the Board of Directors. The Board announced that his successor as CEO will be James L. Ziemer, 54, currently Vice President and Chief Financial Officer of Harley-Davidson, Inc. Today, Mr. Ziemer was elected to the Board and the Board size was increased to ten.

Mr. Bleustein’s three decades at Harley-Davidson have been notable for both his personal attainments and the Company’s success. In 1981 a group of 13 executives purchased Harley-Davidson from AMF. As one of the 13, Mr. Bleustein helped the Company regain market share; and by 1987 Harley-Davidson recaptured its position as the leading heavyweight motorcycle manufacturer in the United States. In 1988 Mr. Bleustein became Senior Vice President, in 1990 he was promoted to Executive Vice President, and in 1993 to President and Chief Operating Officer. In 1997 he became President and Chief Executive Officer, and in 1998 he assumed his current role as Chairman of the Board and Chief Executive Officer.

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Bleustein to Retire as Harley-Davidson CEO, Add 2

“In each of the seven years under Jeff’s leadership as Chief Executive Officer, Harley- Davidson has achieved record revenues and earnings,” said Richard I. Beattie, a Director of Harley-Davidson. “And most importantly for the stockholders, their equity value has increased almost 400 percent. Those are superb results. Jeff is a superb leader who masterfully oversaw and balanced customer, dealer, supplier, employee, shareholder and community interests.”

“The Board is delighted that Jeff has agreed to continue as Chairman following his retirement” said Barry K. Allen, Chairman of the Nominating and Governance Committee of Harley-Davidson. “Having Jeff’s experience and wisdom readily available to the Company on an ongoing basis will be invaluable. The Board is also looking forward to working with Jim Ziemer as CEO. We know him well, and he has our complete confidence.”

Under Bleustein’s leadership, Harley-Davidson’s annual revenues grew from $1.5 billion in 1996 to $4.6 billion in 2003 and net income grew from $143 million to $761 million over the same period. And 2004 is projected to continue the 18-year chain of successive record years of revenue and earnings. This has been accomplished through aggressive new product development, upgraded manufacturing technology, capacity and processes, a modernized and strengthened dealer network, and “close to the customer” marketing – conceived and implemented through employees empowered to operate to their full potential.

“I’ve been fortunate to work with a great team over the years,” said Bleustein, “and the Company has benefited from the team’s shared strong commitment to Harley-Davidson and to excellence. I’m confident that Jim Ziemer, who has been a key contributor to that team, will continue to take the Company forward. Over his 35-year career with Harley-Davidson, Jim has served in nearly every area of the company. He will bring to this new job a broad-based knowledge of the business and the enthusiastic support and trust of the entire organization.”

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Bleustein to Retire as Harley-Davidson CEO, Add 3

Mr. Bleustein serves on the Board of Directors for the Florentine Opera Company, the Milwaukee Jewish Federation, the Greater Milwaukee Committee where he leads a Task Force on Diversity, the Medical College of Wisconsin, and he is a Regent Emeritus of the Milwaukee School of Engineering. He also serves on the board of the Brunswick Corporation and Kohler Co. From 2002 to 2003 he was a member of the President’s Council on the 21st Century Workforce, an advisory group to the U.S. Department of Labor under President Bush. Mr. Bleustein is an avid enthusiast and owns an Electra Glide and a V-Rod motorcycle.

Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company, the only major U.S.-based motorcycle manufacturer, produces heavyweight motorcycles and offers a complete line of motorcycle parts, accessories, apparel, and general merchandise. Buell Motorcycle Company produces sport motorcycles. Harley-Davidson Financial Services provides wholesale and retail financing and insurance programs to Harley-Davidson dealers and customers.

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